Exhibit 3.234

FILED JUN 12 1990 SECRETARY OF STATE 10 AM
CERTIFICATE OF INCORPORATION
OF
BFI ENERGY SYSTEMS OF KENT/SUSSEX, INC.
1.	The name of the corporation is:

BFI Energy Systems of Kent/Sussex, Inc.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares shall be One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the incorporator is:
Eileen B. Schuler
757 N. Eldridge
Houston, Texas 77079
I, THE UNDERSIGNED, being the incorporator hereinbefore name, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of June, 1990.

/s/ Eileen B. Schuler Eileen B. Schuler

CERTIFICATE OF AMENDMENT
(Pursuant to Section 242)
The undersigned, as a representative of BFI Energy Systems of Kent/Sussex, Inc., a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware (the “Corporation”), does hereby certify the following:
FIRST, that the sole Director of the Corporation adopted a resolution by written consent on September 5, 1995, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:
RESOLVED, that the Certificate of Incorporation of BFI Energy Systems of Kent/Sussex, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
“1. The name of the corporation is: BFI Trans River (GP), Inc.”
SECOND, that in lieu of a meeting and vote of stockholders, the sole Stockholder has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD, that this Certificate of Amendment of the Certificate of Incorporation shall be effective on Tuesday, September 5, 1995.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gerald K. Burger, a Vice President of the Corporation on this 5th day of September, 1995.

BFI ENERGY SYSTEMS OF
KENT/SUSSEX, INC.

/s/ Gerald K. Burger
Gerald K. Burger
Vice President
ATTEST:

/s/ Eileen B. Schuler
Eileen B. Schuler
Assistant Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 09/08/1995 950203638 — 2233009